NEWS RELEASE

CONTACT KATIE WILCOX
OR STEFANI SMITHERS
(540) 349-0202 or
katie.wilcox@TFB.bank or
stefani.smithers@TFB.bank

The Fauquier Bank Welcomes New Chief Operating Officer

WARRENTON, VA June 30, 2016 – Fauquier Bankshares, Inc. (NASDAQ: FBSS) (the "Company"), parent company of The Fauquier Bank (the "Bank"), is pleased to welcome the new Chief Operating Officer of the Company and the Bank, T. Michael York ("Mike").

Mr. York has over 29 years of experience in the financial services industry.  Prior to joining the Company, Mr. York had served as Private Wealth Management Senior Credit Executive for Regions Bank in Birmingham, Alabama, since May 2013.  He was Wealth Director for PNC Bank in Charlotte, North Carolina from April 2011 to May 2013.  Previous to joining PNC Bank, Mr. York held management positions with Wells Fargo Bank (including Wachovia Bank before it was acquired by Wells Fargo Bank), Bank of America and SouthTrust. Mr. York, a certified public accountant, has gained significant management experience during his career in diverse areas such as private wealth management, credit administration, lending, retail and commercial banking, and operations.

"Mike's extensive banking background with large institutions, as well as community banks, positions him to have a significant impact on our growth and business development plans," said Marc Bogan, President and CEO of The Fauquier Bank. "I have known Mike for 25 years, and he is one of the most skilled bankers I have had the pleasure of working with. We look forward to welcoming Mike to our team."

"I am excited to join a community bank and become a part of building The Fauquier Bank in our market area," said Mr. York. "Joining a community bank with a reputation of outstanding customer service in such a vibrant market as Fauquier and Prince William counties is a great opportunity. It's a real privilege to join the Bank's 114 year-old legacy."

Mr. York has a Bachelor's degree from Appalachian State University and a Master's degree in Business Administration from the University of North Carolina, Charlotte. He has served as a South Carolina Banking School instructor. Additionally, Mr. York participates in the Risk Management Associates annual round table, is a United Way member, and is a member and participant of the Juvenile Diabetes Research Foundation. Mr. York, his wife, Robin, and their daughter, Taylor, plan to relocate to the Warrenton area from Birmingham, Alabama this summer.

Fauquier Bankshares, Inc. and its principal subsidiary, The Fauquier Bank, had combined assets of $603.9 million and total shareholders' equity of $53.1 million as of March 31, 2016. The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through banking offices in Fauquier and Prince William Counties in Virginia. Additional information is available at www.TFB.bank or by calling Investor Relations at (800) 638-3798.

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